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                                                                   EXHIBIT 10.43

                                                                    EXHIBIT A

                        TURNER BROADCASTING SYSTEM, INC.

                             1988 STOCK OPTION PLAN


                                AMENDMENT NO. 2

   WHEREAS, the Turner Broadcasting System, Inc. 1988 Stock Option Plan (as heretofore amended, the "Plan") was approved by the Stock Option and Compensation Committee (the "Committee") of the Board of Directors of Turner Broadcasting System, Inc. (the "Corporation") and by the holders of a majority of the outstanding shares of the stock of the Corporation entitled to vote thereon at such time;

   WHEREAS, the Plan does not currently limit the aggregate number of shares of Common Stock of the Corporation for which Options may be granted to any individual during any calendar year;

   WHEREAS, the Plan does not currently provide the Committee the discretion to establish different terms and conditions pertaining to the effect on an Option granted under the Plan of the death, disability or other termination of employment of the optionee thereof;

   WHEREAS, the Committee in its administration of the Plan has determined that it is in the best interest of the Corporation and the Optionees under the Plan to amend the Plan as more fully described below, subject to the limitations set forth in Section 20 of the Plan;

   WHEREAS, the Plan shall be amended as follows:

   1. Amendments. (a) Section 4 of the Plan is hereby amended by the insertion of the following language at the end of the last sentence thereof:

   "; provided, however, that the aggregate number of shares of Common Stock for which Options may be granted to any individual during any calendar year may not, subject to adjustment as provided in Section 14 hereof, exceed 1,000,000 shares of Common Stock reserved for the purposes of the Plan in accordance with the provisions of Section 5 hereof"

   (b) Subject to the approval of the shareholders of the Corporation, Section 10 of the Plan is hereby amended by the addition of a subsection (f) at the end thereof as follows:

   "(f) Committee Discretion. Notwithstanding the provisions of paragraphs (a),
   (b) or (c) of this Section 10, the Committee, in its sole and absolute discretion, may, at the date an Option is granted or thereafter, establish different terms and conditions pertaining to the effect on that Option of the death, disability or other termination of employment of the Optionee, to the extent permitted by applicable federal and state law."

   2. Effectiveness. The foregoing amendments to the Plan were approved on April 15, 1994 by the Committee and were recommended for submission to the shareholders of the Corporation for approval at the 1994 annual meeting of shareholders. The amendment set forth in paragraph 1 (a) above became effective upon approval thereof by the Committee. The amendment set forth in paragraph 1
(b) above shall become effective as of and only upon the approval by the holders of a majority of the outstanding shares of the stock of the Corporation represented at such annual meeting, provided that a quorum of shareholders is present in person or by proxy.

   3. Defined Terms. All capitalized terms used herein without definition shall have the meanings assigned thereto in the Plan.

   4. No Other Amendment. This Amendment No. 2 is limited precisely as written and shall not constitute a modification of any other provision of the Plan. Except as specifically modified or amended by this Amendment No. 2, the Plan shall remain in full force and effect in accordance with its terms.

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